UNITED STATES

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SCHEDULE 14A

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FBL Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

Capital Returns Management, LLC Capital Returns Master, Ltd. RONALD BOBMAN
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Capital Returns Management, LLC together with the other participants named herein (collectively, “Capital Returns”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to oppose the acquisition of FBL Financial Group, Inc. (the “Company”), an Iowa corporation, by Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company, at the special meeting of shareholders of FBL to be held on April 29, 2021 (including any adjournments or postponements thereof).

Item 1: On March 18, 2021, Capital Returns issued an open letter to the Company’s shareholders:

UPDATE: Capital Returns Management Files Definitive Proxy Statement and Issues Letter to FBL Financial Shareholders

Argues Proposal to Sell FBL Financial is Inadequate Result of Flawed Sales Process

Contends that Higher Price is Justified, Necessary and Likely

Urge Shareholders to Vote on the GOLD Proxy Card to Oppose the Sale to Farm Bureau Property & Casualty Insurance Company

NEW YORK, March 18, 2021 (GLOBE NEWSWIRE) -- Capital Returns Management, LLC, a significant and long-term investor in the insurance industry, today issued a letter to the shareholders of FBL Financial Group, Inc. (NYSE: FFG), urging them to vote against the proposed sale to Farm Bureau Property & Casualty Insurance Company.

The full text of the letter follows:

March 18, 2021

Dear Fellow FBL Financial Group Shareholders,

Capital Returns Management, LLC (together with its affiliates, “Capital Returns”) has been an investor in the insurance industry since 2003 and is one of the largest unaffiliated shareholders of FBL Financial Group, Inc. (“FBL” or the “Company”).

We are writing to you today because we believe that shareholders should oppose the sale of FBL to Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) for $56 per share. Please use the enclosed GOLD proxy card to vote your shares against FBPCIC’s inadequate proposal at the Company’s upcoming Special Meeting of Shareholders (the “Meeting”) scheduled to be held on April 29, 2021.

As described more fully in the enclosed proxy statement, we oppose the transaction because we believe:

•	The Transaction Offers No Meaningful Premium to Shareholders. Before FBPCIC first publicly indicated its interest in taking FBL private, FBL stock was trading at $37.25 per share. Since then, the S&P 500 Life Insurance Index (S5LIFE) is up 46% and we believe FBL would have appreciated by approximately this same amount, even if there were no deal or speculation of a deal with FBPCIC. Thus, even without a transaction with FBPCIC, we believe FBL stock would be trading at approximately $54 per share. The acquisition proposal thus offers no material premium to the price at which FBL would otherwise be trading. Furthermore, FBL’s shares were trading above $57 as of the close of business yesterday, March 17, 2021, indicating that the market thinks that FBPCIC’s current bid will not be the highest.

•	The Price is Too Low. Other recent life insurance company transactions, as described more fully in the enclosed proxy statement, suggest the fair price for FBL is substantially higher than $56 per share. The three life insurance transactions consummated in 2020 indicated an average valuation of 1.31x price-to-book value per share excluding Accumulated Other Comprehensive Income and 1.04x price-to-reported-book value per share. Applied to FBL, the average multiple would yield a price of $66 per share. Given what FBL is worth to FBPCIC – it being entirely dependent on FBL for all its employees and operations – we believe that the significant cost savings and capital efficiencies generated by combining the entities justifies a higher bid from FBPCIC.

•	The Special Committee Was Flawed. Although FBL formed a so-called “Special Committee” to negotiate, it was not provided with objective data, had no access to executives and was not supplied with other relevant information about FBL that was not in the hands of the buyer, FBPCIC. The two companies share a management team. How did the Special Committee determine how valuable FBL really was? Did they ask the same people who were working for the buyer? We do not believe that this was an arm’s length negotiation. As early as mid-November, the Special Committee told the buyer to bring a price “in the mid $50s.” Not surprisingly, FBPCIC came back and offered $56 per share. The Special Committee never tested FBPCIC’s willingness to pay a fair or higher price because the Special Committee indicated early that it would approve anything in the mid-$50s. We do not believe that such an approach is likely to produce a fair price – and in this case, we think that it did not.

•	The Financial Advisor Cherry-Picked Precedent Transactions. The Special Committee’s financial advisor inexplicably included, as one of two supposedly relevant precedents, a “transaction” that was merely an offer – one that was roundly rejected.[1] The financial advisor also, equally inexplicably, excluded an actual and highly relevant transaction that supports a value for FBL of nearly $75 per share.[2] We believe that the financial analysis performed by the Special Committee’s financial advisor is thus deeply flawed.

In sum, our view is that FBPCIC’s bid is inadequately priced and is the product of a deeply flawed process. The proposed transaction does not represent fair value for FBL’s unaffiliated shareholders, and certainly does not justify ending FBL’s successful existence as a publicly traded company. Fortunately, we do not believe that shareholders will lose anything by rejecting this proposal, and the market agrees, with the stock currently trading above FBPCIC’s bid price.

We urge our fellow shareholders to send a message to the FBL Board of Directors by signing, dating, and returning the GOLD proxy card as soon as possible.

Sincerely,

Ronald Bobman
President

Capital Returns Management, LLC

The letter can be viewed at www.saratogaproxy.com/capitalreturns

About Capital Returns Management:

Capital Returns is a sector focused fund that invests exclusively in the insurance industry.

Investor & Media contacts:

Ronald Bobman

Capital Returns Management

(212) 813 0860

John Ferguson

Saratoga Proxy Consulting

(212) 257-1311

info@saratogaproxy.com

1 The proposed acquisition of American Equity Investment Life Holding Company (“AEL”) by Athene Holding Ltd. And Massachusetts Mutual Life Insurance Company in September 2020. The parties never engaged in mutual negotiations; AEL rejected the unsolicited proposal and instead elected to pursue an independent path.

2 Fidelity National’s acquisition of FG Holdings in February 2020, which valued the target at a price to book multiple (excluding Accumulated Other Comprehensive Income (AOCI)) of 1.65x.

Item 2: On March 18, 2021, The Insurer published the following article on its website:

Capital Returns calls on FBL shareholders to reject Farm Bureau’s take-private bid

Activist investor Capital Returns has urged shareholders in New York-listed FBL Financial Group (FBL) to oppose the sale of the life insurer to Farm Bureau Property & Casualty Insurance Company (FBPCIC) for $56 per share at an upcoming proxy vote.

•	FBPCIC approach values affiliate FBL at $56 a share
•	Capital Returns says stock would be trading at $54 per share without FBPCIC’s tabled transaction
•	Stock closed at $57 yesterday suggesting current bid will be increased, says investor
•	Bobman letter highlights conflicts of interests
•	“Bid is inadequately priced and is the product of a deeply flawed process”

In a letter to shareholders following a definitive proxy statement filed last night, Capital Returns – which is one of the largest unaffiliated shareholders of FBL Financial Group – said the tabled transaction “offers no meaningful premium to shareholders”.

Capital Returns president Ron Bobman labelled FBPCIC’s bid “inadequately priced” and “the product of a deeply flawed process” when calling for FBL shareholders to vote against the transaction at the special meeting scheduled to be held on 29 April.

“The proposed transaction does not represent fair value for FBL’s unaffiliated shareholders, and certainly does not justify ending FBL’s successful existence as a publicly traded company,” Bobman said.

Capital Returns has been actively criticising the move by FBPCIC to take private its affiliate since the farm bureau made an initial $47 a share non-binding offer in September last year.

The offer was increased to $56 a share in January this year in a move that Bobman at the time said was a “low-ball bid” that was the result of “an inadequate process, a conflicted committee, and bad math”.

In his letter to shareholders, Bobman said that before FBPCIC first publicly indicated its interest in taking FBL private last year, FBL stock was trading at $37.25 per share.

Since then, Bobman noted that the S&P 500 Life Insurance Index has gained 46 percent and Capital Returns believes FBL would have appreciated by approximately the same amount, even if there were no deal or speculation of a deal with FBPCIC.

“Thus, even without a transaction with FBPCIC, we believe FBL stock would be trading at approximately $54 per share. The acquisition proposal thus offers no material premium to the price at which FBL would otherwise be trading,” Bobman said.

He further suggested that FBL’s closing share price yesterday (17 March) of $57 was an indication that the market thinks that FBPCIC’s current bid will not be the highest.

Price too low

Bobman compared the bid to other recent life insurance company transactions, suggesting the fair price for FBL is substantially higher than $56 per share.

The three life insurance transactions consummated in 2020 indicated an average valuation of 1.31x price to book value per share excluding accumulated other comprehensive income and 1.04x price to reported book value per share.

Applied to FBL, the average multiple would yield a price of $66 per share, the letter suggests.

“Given what FBL is worth to FBPCIC – it being entirely dependent on FBL for all its employees and operations – we believe that the significant cost savings and capital efficiencies generated by combining the entities justifies a higher bid from FBPCIC,” Bobman said.

The letter goes on to suggest that the special committee formed by FBL to negotiate the deal was “flawed” as it “was not provided with objective data, had no access to executives and was not supplied with other relevant information about FBL that was not in the hands of the buyer”.

Shared management

Bobman also said the shared management and directors across the two entities – Daniel Pitcher is CEO of both FBL and FBPCIC, the two firms share a CFO in Donald Seibel and FBPCIC chairman Richard Felts is on both boards – would not have allowed for “arm’s length negotiations”.

“How did the Special Committee determine how valuable FBL really was? Did they ask the same people who were working for the buyer? We do not believe that this was an arm’s length negotiation.”

“The Special Committee never tested FBPCIC’s willingness to pay a fair or higher price because the Special Committee indicated early that it would approve anything in the mid-$50s. We do not believe that such an approach is likely to produce a fair price – and [in] this case, we think that it did not,” he continued.

Bobman also alleged that the special committee’s financial advisor “cherry-picked” precedent transactions and called the financial analysis undertaken “deeply flawed”.

“The financial advisor inexplicably included, as one of two supposedly relevant precedents, a ‘transaction’ that was merely an offer – one that was roundly rejected,” said the investor.

He added that the financial advisor also excluded an actual and highly relevant transaction that supports a value for FBL of nearly $75 per share.

In September last year, West Des Moines, Iowa-based FBL confirmed it had received a non-binding offer from FBPCIC to buy all the shares not currently owned by the mutual or related trade organisation the Iowa Farm Bureau Federation (IFBF).

IFBF owns around 60 percent of FBL’s Class A common shares and 67 percent of its Class B common shares.

Source: The Insurer. The Insurer is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

Item 3: On March 18, 2021, Capital Returns launched a website to communicate with the Company’s shareholders. The website address is: https://saratogaproxy.com/capitalreturns. The following materials were posted by Capital Returns to https://saratogaproxy.com/capitalreturns: